EXHIBIT 10.46
THIRD AMENDMENT TO THE
DARDEN RESTAURANTS, INC. FLEXCOMP PLAN
(AS AMENDED AND RESTATED EFFECTIVE JUNE 1, 2017)

WHEREAS, Darden Restaurants, Inc. (the “Company”) maintains the Darden Restaurants, Inc. FlexComp Plan (As Amended and Restated Effective June 1, 2017) (the “Plan”);
WHEREAS, the Plan has previously been amended and further amendment thereof is now considered desirable to clarify the calculation of deferrals under the Plan when FICA taxes are also due on such amounts;
NOW, THEREFORE, by virtue of the power reserved to the Company by Section 7.5 of the Plan, and in exercise of the authority delegated to the Darden Restaurants, Inc. Benefit Plans Committee (the “BPC”) by resolution of the Compensation Committee of the Board of Directors of the Company, the Plan is hereby amended in the following particulars, effective October 24, 2019:
1.By deleting the third sentence of Subsections 4.3(a)(2), 4.3(b)(2) and 4.3(b)(3) of the Plan.
2.By deleting the second sentence of Subsection 4.3(c) of the Plan.

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IN WITNESS WHEREOF, the Benefit Plans Committee, duly authorized by the Compensation Committee to amend or modify the Plan, has caused this amendment to be executed by a majority of its members.

10-24-19	/s/ Julie A. Griffin
Date	Julie Griffin

10-24-19	/s/ Anthony G. Morrow
Date	Anthony Morrow

10-24-19	/s/ Jennifer Pierce
Date	Jennifer Pierce

10-29-19	/s/ Pam Price
Date	Pam Price

10-24-19	/s/ Scott A. St. John
Date	Scott St. John